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                                                                    Exhibit 4.13

                             [LOGO] REVOLVING NOTE

$ 1,500,000                                        Atlanta,  Ga   June 24, 1999
                                                   -------  ----- -------    --
                                                    City    State   Date

     For value received, the undersigned (whether one or more hereinafter called the "Obligors") promise(s) to pay to the order of SOUTHTRUST BANK, NATIONAL ASSOCIATION (hereinafter called the "Bank" or, together with any other holder of this note, the "Holder"), at any office of the Bank in XXXXXXXX, or at such other place as the Holder may designate, the sum of ONE MILLION FIVE HUNDRED THOUSAND Dollars, or such lesser amount as may be outstanding and unpaid hereunder, together with Interest on each advance made under this note at the rate and on the date(s) provided below from the date each advance hereunder is made to the earlier of the date such advance is repaid or maturity of this note, and with interest on the unpaid principal balance after maturity at the rate which is 2 percent per annum in excess of the rate stated below or the maximum rate allowed by law, whichever is less, from maturity until said indebtedness is paid in full.

Interest will accrue on the above-stated principal sum daily at the rate per annum which is equal to either (a) the Prime Rate minus 0.25% or (b) LIBOR plus 0.25%. For purposes of this Revolving Note, the term "Prime Rate" shall mean the higher of (x) the rate which Bank publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (y) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. Bank's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers; Bank may make commercial loans or other loans at rates of interest at, above or below Bank's prime lending rate. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect as of the date of such change in the Base Rate. "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bank on such day on such transactions by three Federal funds brokers of recognized standings selected by Bank. "LIBOR" shall mean the offered rate per annum for
                             -----
deposits in U.S. Dollars for a period comparable to the Interest Period and in an amount comparable to the principal amount of such advance, appearing on Telerate Page 3750 as of 11:00 A.M. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period; provided,
                                                                 --------
however, that if two or more of such rates appear on Telerate Page 3750, the
-------
rate shall be the arithmetical mean of such rates, or if the foregoing rate is unavailable from Telerate Page 3750 for any reason, then such rate shall be the arithmetic average of rates offered to Bank by not less than two major banks in New York, New York at approximately 10:00 a.m. (Atlanta, Georgia time) on the day that is two Business Days prior to the first day of the Interest Period for deposits in U.S. Dollars in the London interbank market for a period comparable to the Interest Period and in an amount comparable to the principal amount of such Advance; in any such case rounded upwards, if necessary, to the next higher 1/100 of 1.0%, if the rate is not such a multiple. "Interest Period" shall mean thirty (30) days.

Obligors may prepay this note in full at any time without penalty.

The Obligors promise to pay the above-stated principal sum in full:

 [X] on June 24, 2000. [_] on demand.  [_] on demand, but if no demand is made,

                                       then on ____________, 19__.

The Obligors promise to pay accrued interest on the unpaid balance of the principal sum:

 [X] monthly on the 1st day of each month beginning July 1, 1999, and at maturity.

 [_] quarterly beginning on ________________, 19__, on the same day every three months thereafter, and at maturity.

Until the earlier of maturity of this note, or the occurrence of any event giving Bank the right to accelerate maturity of the note as provided below, or written or oral notice to any Obligor of Bank's election to terminate the line of credit (which notice Bank may give at its discretion), the undersigned may borrow hereunder, prepay the principal sum in whole or in part without penalty, and reborrow hereunder, so long as the aggregate unpaid principal balance of such borrowings does not exceed the principal amount of this note at any time. Bank may require that borrowings be made only upon at least one banking day's written notice to Bank. For the privilege of having such credit available, the undersigned agrees to pay Bank a commitment fee of 0 percent per annum on the unused portion of the principal sum of this note, such fee to be calculated and payble as follows: _____________________________________________________________
________________________________________________________________________________

Interest on the principal sum will be calculated at the rate set forth above on the basis of a 360-day year and the actual number of days clapsed by multiplying the principal sum by the per annum rate set forth above, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360. Obligors acknowledge that the rate of interest payable under this Note, computed on the basis of a 365-day year and expressed in simple interest terms as of the date hereof, is 7.79 percent per annum. The interest rate payable hereunder may be calculated in simple interest terms per annum (on the basis of a 366-day year) on any date by taking the sum of (a) the Base Rate in effect on such date, plus (b) NA percent and multiplying such sum by a
                                 --
fraction, the numerator of which is 365 and the denominator of which is 360.

     If payment of the principal sum of this note is late 10 days or more, In addition to interest after maturity as provided above, Obligors agree to pay a late charge equal to one-half of one percent (1/2%) of the amount of the payment which is late, subject to a minimum late charge of $50 and a maximum late charge of $250.00.

     This note is secured by every security agreement, pledge, assignment, stock power, mortgage, deed of trust, security deed and/or other instrument covering personal or real property (all of which are hereinafter included in the term "Separate Agreements") which secures an obligation so defined as to include this note, including without limitation all such Separate Agreements which are of even date herewith and/or described in the space below. In addition, as security for the payment of any and all liabilities and obligations of the Obligors to the Holder (including this note and the indebtedness evidenced by this note and all extensions, renewals and modifications thereof, and all writings delivered in substitution therefor) and all claims of every nature of the Holder against the Obligors, whether present or future, and whether joint several, absolute, contingent, matured, unmatured, liquidated, unliquidated, direct or indirect (all of the foregoing are hereinafter included in the term Obligations), the Obligors hereby assign to the Holder and grant to the Holder a security interest in and security title to the property described below: (Describe Separate Agreements and Collateral)

All that "Collateral" as such term is defined in that certain Guaranty and Security Agreement, dated as of even date herewith, by and between Obligor and Bank (as hereafter amended, restated, supplemented or otherwise modified from time to time).

     If this note is payable on demand, or on demand but not later than a stated date, all of the Obligations shall be due and payable in full upon demand by the Holder, whether or not any default described below has occurred and whether or not the Holder reasonably dooms itself to be insecure. If this note has no provision for payment on demand, the following terms apply: If default occurs in the payment of any principal or interest or any other sum under this note exactly when due or with respect to any promise or agreement contained in this note (time being of the essence of every provision of this note); or if for any reason whatever the Collateral shall cease to be satisfactory to the Holder; or in the event of death of (if an individual), or dissolution of (if a partnership or corporation), insolvency of, general assignment for the benefit of creditors by, filing of petition under any chapter of the Federal Bankruptcy Code by or against, filing of an application in any court for receiver for, entry of any judgment against, or issuance of a levy or writ of execution, attachment or ??????? against, or against any of the property of, any Obligor or any indorser or guarantor of this note; or if any Obligor, indorsor or guarantor of this note transfers all of any valuable part of his, her or its assets outside the ordinary course of business, or wastes, loses, or dissipates of permits waste, loss or dissipation of any valuable part of such person's assets; or if any Obligor, indorser or guarantor of this note is a partnership and any general partner of such partnership withdraws or is removed; or if any Obligor, indorsor or guarantor of this note is a corporation and ownership or power to vote more than 50 percent of the voting stock of such corporation is transferred, directly or indirectly (including through any voting trust, irrevocable proxy, or the like), during any 12-month period; or if there occurs any default or event authorizing acceleration as contained in any Separate Agreement; or if at any time in the sole opinion of the Holder the financial responsibility of any Obligor or any indorsor or guarantor of this note shall become impaired or the Holder otherwise deems itself to be insecure; then, if any of the foregoing occur, all unpaid amounts of any or all of the Obligations (including this note) and all accrued but unpaid interest thereon shall, at the option of the Holder and without notice or demand, become immediately due and payable, notwithstanding any time it's credit allowed under any of the Obligations or under any instrument evidencing the same.

     With respect to any and all Obligations, to the extent permitted by applicable law, the Obligors and any indorsers of this note jointly and severally waive the following: (1) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the constitution and laws of the United States or of any state thereof; (2) demand, presentment, protest, notice of dishonor, suit against any party and all other requirements necessary to charge or hold any Obligor or indorser liable on any Obligation; (3) any further receipt for or acknowledegment of the Collateral now or hereafter deposited and any statement of indebtedness; (4) all statutory provisions and requirements for the benefit of any Obligor or indorsor, now or hereafter in force (to the extent that same may be waived); (5) the right to interpose any set-off or counterclaim of any nature or description in any litigation in which the Holder and any Obligor or indorser shall be adverse parties. The Obligors and indorsers agree that any Obligations of any Obligor may, from time to time, in whole or in part be renowed, extended, modified, accelerated, compromised, discharged or released by the Holder, and any Collateral, lien and/or right of set-off securing any Obligation may, from time to time, in whole or in part, be exchanged, sold, released, or otherwise impaired, all without notice to or further reservations of rights against any Obligor or any other person and all without in any way affecting or discharging the liability of any Obligor or indorser. The Obligors jointly and severally agree to pay all filing fees and taxes in connection with this note or the Collateral and all costs of collecting or attempting to collect this note after default, including an attorney's fee in the amount which is 15% of the unpaid balance of this note upon default by Obligors if an attorney, not a salaried employee of the Holder, is consulted with reference to suit or otherwise.

     The Obligors are jointly and severally liable for the payment of this note and have subscribed their names hereto without condition that anyone else should sign or become bound hereon and without any other condition whatever being made. The provisions printed on the back of this page are a part of this note. The provisions of this note are binding on the hours, executors administrators, successors and assigns of each and every Obligor and shall inuro to the benefit of the Holder, its successors and assigns. This note is executed under the seal of each of the Obligors and of the indorsers, if any.

          The provisions on the reverse side are a part of this note.

Address of Obligors:
  2972 Pacific Drive               COLOR IMAGE, INC.                 (SEAL)
-------------------------          -----------------------------------
  Norcross, Georgia 30071
-------------------------
                                   By  Sue-Ling Wang, Ph.D., President
                                     --------------------------------------
                                                                 Title
No. 2437016-20001
   ----------------------
Officer. Keri Davis/GY8            By: /s/ [ILLEGIBLE]
        -----------------             --------------------------------(SEAL)
Branch:  152                       Signature__________________________(SEAL)
       ------------------
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               Additional Terms and Conditions of Revolving Note
                      (Terms Continued from Reverse Side)


     As additional Collateral for the payment of all Obligations, the Obligors jointly and severally transfer, assign, pledge, and set over to the Holder, and grant the Holder a continuing lien upon and security interest in, any and all property of each Obligor that for any purpose, whether in trust for any Obligor or for custody, pledge, collection or otherwise, is now or hereafter in the actual or constructive possession of, or in transit to, the Holder in any capacity, its correspondents or agents, and also a continuing lien upon and right of set-off against all deposits and credits of each Obligor with, and all claims of each Obligor against, the Holder now or at any time hereafter existing. The Holder is hereby authorized, at any time or times and without prior notice, to apply such property, deposits, credits, and claims, in whole or in part and in such order as the Holder may elect, to the payment of, or as a reserve against, one or more of the Obligations, whether other Collateral therefor is deemed adequate or not. All such property, deposits, credits and claims of the Obligors are included in the term Collateral, and the Holder shall have (unless prohibited by law) the same rights with respect to such Collateral as it has with respect to other Collateral.

     Without the necessity for notice to or consent of any Obligor, the Holder may exercise any rights of any of the Obligors with respect to any Collateral, including without limitation thereto the following rights: (1) to record or register in, or otherwise transfer into, the name of the Holder or its nominee any part of the Collateral, without disclosing that the Holder's interest is that of a secured party; (2) to pledge or otherwise transfer any or all of the Obligations and/or Collateral, whereupon any pledgee or transferee shall have all the rights of the Holder hereunder, and the Holder shall thereafter be fully discharged and relieved from all responsibility and liability for the Collateral so transferred but shall retain all rights and powers hereunder as to all Collateral not so transferred; (3) to take possession of any Collateral and to receive any proceeds of and dividends and income on any Collateral, including money, and to hold the same as Collateral or apply the same to any of the Obligations, the manner, order and extent of such application to be in the sole discretion of the Holder; (4) to exercise any and all rights of voting, conversion, exchange, subscription or other rights or options pertaining to any Collateral; and (5) to liquidate, demand, sue for, collect compromise, receive and receipt for the cash or surrender value of any Collateral. If for any reason whatsoever the Collateral shall cease to be satisfactory to the Holder, the Obligors shall upon demand deposit with the Holder additional Collateral satisfactory to the Holder. Surrender of this note, upon payment or otherwise, shall not affect the right of the Holder to retain the Collateral as security for other Obligations. Upon default, the Obligors agree to assemble the Collateral and make it available to Holder at such places as the Holder shall designate.

     The Holder shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral which is in its possession if it takes such reasonable actions for that purpose as the pledgor of such Collateral shall request in writing, but the Holder shall have sole power to determine whether such actions are reasonable. Any omission to do any act not requested by the pledgor shall not be deemed a failure to exercise reasonable care. The Obligors shall be responsible for the preservation of the Collateral and shall take all steps to preserve rights against prior parties. The Holder shall have the right to, but shall not be obligated to, preserve rights against prior parties. The Holder shall not be liable for, and no Obligor, indorser, or guarantor shall be discharged to any extent on account of, any failure to realize upon, or to exercise any right or power with respect to, any of the Obligations or Collateral, or for any delay in so doing.

     The Holder, without making any demands whatsoever, shall have the right to sell all or any part of the Collateral, although the Obligations may be contingent or unmatured, whenever the Holder considers such sale necessary for its protection. Sale of the Collateral may be made, at any time and from time to time, at any public or private sale, at the option of the Holder, without advertisement or notice to any Obligor, except such notice as is required by law and cannot be waived. The Holder may purchase the Collateral at any such sale (unless prohibited by law) free from any equity of redemption and from all other claims. After deducting all expenses, including legal expenses and attorney's fees, for maintaining and selling the Collateral and collecting the proceeds of sale, the Holder shall have the right to apply the remainder of said proceeds in payment of, or as a reserve against, any of the Obligations, the manner, order and extent of such application to be in the sole discretion of the Holder. To the extent notice of any sale or other disposition of the Collateral is required by law to be given to any Obligor, the requirement of reasonable notice shall be met by sending such notice, as provided below, at lease ten (10) calendar days before the time of sale or disposition. The Obligors shall remain liable to the Holder for the payment of any deficiency, with interest at the rate provided hereinabove. However, the Holder shall not be obligated to resort to any Collateral but, at its election, may proceed to enforce any of the Obligations in default against any or all of the Obligors.

     The Obligors understand that the Bank may enter into participation agreements with participating banks whereby the Bank will sell undivided interests in this note to such other banks. The Obligors consent that the Bank may furnish information regarding the Obligors, including financial information, to such banks from time to time and also to prospective participating banks in order that such banks may make an informed decision whether to purchase a participation in this note. The Obligors hereby grant to each such participating bank, to the extent of its participation in this note, the right to set off deposit accounts maintained by the Obligors, or any of them, with such bank, against unpaid sums owed under this note. Upon written request from the Holder, the Obligors agree to make each payment under this note directly to each such participating bank in proportion to the participant's interest in this note as set forth in such request from the Holder.

      If, at any time, the rate or amount of interest, late charge, attorneys' fees or any other charge payable under this note shall exceed the maximum rate or amount permitted by applicable law, then, for such time as such rate or amount would be excessive, its application shall be suspended and there shall be charge instead the maximum rate or amount permitted under such law, and any excess interest or other charge paid by the Obligors or collected by the Holder shall be refunded to the Obligors or credited against the principal sum of this note, at the election of the Holder or as required by applicable law. Obligors agree that the late charge provided in this note is a reasonable estimate of probable additional unanticipated internal costs to the Holder of reporting and accounting for the late payment, that such costs are difficult or impossible to estimate accurately, and that the agreement to pay a late charge is a reasonable liquidated damages provision.

     The Holder shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid, unless in writing and signed by the Holder. All rights and remedies of the Holder under the terms of this note and under any statutes or rules of law are cumulative and may be exercised successively or concurrently. The Obligors jointly and severally agree that the Holder shall be entitled to all the rights of a holder in due course of a negotiable instrument. This note shall be governed by and construed in accordance with the substantive laws of the United States and the state where the office of the Bank set forth above in the first paragraph of this note is located, without regard to the rules of such stage governing conflicts of law. Any provision of this note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof. Any notice required to be given to any person shall be deemed sufficient if delivered to such person or if mailed, postage prepaid, to such person's address as it appears on this note or, if none appears, to any address of such person in the Holder's files. The Holder shall have the right to correct patent errors in this note.

     Time is of the essence of the payment and performance of this note.


EACH INDORSER OF THIS NOTE AGREES TO BE BOUND BY THE PROVISIONS PRINTED OR OTHERWISE APPEARING ABOVE AND ON THE FACE OF THIS NOTE, INCLUDING THE PROVISION FOR PAYMENT OF ATTORNEYS' FEES FOR COLLECTION.

                                   Signature ____________________________ (SEAL)

                                   Address 2972 Pacific Drive, Norcross, Georgia 30071

                                   Signature ____________________________ (SEAL)

                                 Attachment 1
                                 ------------

Interest will accrue on the above-stated principal sum daily at the rate per annum which is equal to either (a) the Prime Rate minus 0.25% or (b) LIBOR plus 0.25%. For purposes of this Revolving Note, the term "Prime Rate" shall mean the higher of (x) the rate which Bank publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (y) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. Bank's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers; Bank may make commercial loans or other loans at rates of interest at, above or below Bank's prime lending rate. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect as of the date of such change in the Bank Rate. "Federal; Funds Rate" shall mean, for any period, a fluctuating interest rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal for each day during such period to the weighted average of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bank on such day on such transactions by three Federal funds brokers of recognized standings selected by Bank. "LIBOR" shall mean the
                                                         -----
offered rated per annum for deposits in U.S. Dollars for a period comparable to the Interest Period and in an amount comparable to the principal amount of such advance, appearing on Telerate Page 3750 as of 11:00 A.M. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period; provided, however, that if two or more of such rates appear on Telerate
        --------  -------
Page 3750, the rate shall be the arithmetical mean of such rates, or if the foregoing rate is unavailable from Telerate Page 3750 for any reason, then such rate shall be the arithmetic average of rates offered to Bank by not less than two major banks in New York, New York at approximately 10:00 a.m. (Atlanta, Georgia time) on the day that is two Business Days prior to the first day of the Interest Period for deposits in U.S. Dollars in the London interbank market for a period comparable to the Interest Period and in an amount comparable to the principal amount of such Advance; in any such case rounded upwards, if necessary, to the next higher 1/100 of 1.0%, if the rate is not such a multiple. "Interest Period" shall mean thirty (30) days.